Exhibit (a)(5)(F)

FOR IMMEDIATE RELEASE
CONTACTS:
Coach
Analysts & Media:
Andrea Shaw Resnick
Global Head of Investor Relations and Corporate Communications
212/629-2618/AResnick@coach.com
Christina Colone
Senior Director, Investor Relations
212/946-7252/CColone@coach.com

COACH, INC. ANNOUNCES EXTENSION OF TENDER OFFER
TO ACQUIRE KATE SPADE & COMPANY

New York – June 23, 2017 – Coach, Inc. (NYSE: COH, SEHK: 6388), a leading New York design house of modern luxury accessories and lifestyle (“Coach”) brands, announced today that its wholly owned direct subsidiary, Chelsea Merger Sub Inc. (“Purchaser”), has extended the expiration of its previously announced tender offer to purchase all of the outstanding shares of common stock, par value $1.00 per share, of Kate Spade & Company, a Delaware corporation (the “Shares”), at a price of $18.50 per share, net to the seller in cash, without interest thereon and less any applicable withholding taxes (the “Offer”) until 5:00 p.m., New York City time, on July 10, 2017, unless further extended or earlier terminated. The Offer was previously scheduled to expire at 11:59 p.m., New York City time, on June 23, 2017.

The depositary for the Offer has advised Coach and Purchaser that, as of 5:00 p.m., New York City time, on June 22, 2017, 19,310,859 Shares have been validly tendered pursuant to the Offer and not properly withdrawn.

The Offer has been extended to allow additional time for the expiration or termination of the waiting period under the Japanese Act on Prohibition of Private Monopolization and Maintenance of Fair Trade (Act No. 54 of April 14, 1947, as amended), which is expected to expire on July 2, 2017. All other terms and conditions of the Offer remain unchanged.

Broadridge Corporate Issuer Solutions, Inc., is the Information Agent, depositary and paying agent for the tender offer. Requests for documents and questions may be directed to the Information Agent at 888-808-3038.

About Coach

Coach, Inc. is a leading New York design house of modern luxury accessories and lifestyle brands.  The Coach brand was established in New York City in 1941, and has a rich heritage of pairing exceptional leathers and materials with innovative design. Coach is sold worldwide through Coach stores, select department stores and specialty stores, and through Coach’s website at www.coach.com.  In 2015, Coach acquired Stuart Weitzman, a global leader in designer footwear, sold in more than 70 countries and through its website at www.stuartweitzman.com. Coach, Inc.’s common stock is traded on the New York Stock Exchange under the symbol COH and Coach’s Hong Kong Depositary Receipts are traded on The Stock Exchange of Hong Kong Limited under the symbol 6388.

Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

Additional Information and Where You Can Find It

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell, securities, nor is it a substitute for the tender offer materials filed with the U.S. Securities and Exchange Commission (“SEC”). INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT AND RELATED MATERIALS (INCLUDING THE OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER THAT SHOULD BE READ PRIOR TO MAKING A DECISION TO TENDER SHARES. These materials have been sent free of charge to all Kate Spade & Company stockholders of record as of May 22, 2017.  In addition, all of those materials (and all other tender offer documents filed or furnished by Kate Spade & Company or Coach, Inc. or any of its subsidiaries with the SEC) are available at no charge from the SEC through its website at www.sec.gov.  The Schedule TO (including the offer to purchase and related materials) and the Schedule 14D-9 (including the solicitation/recommendation statement) may also be obtained for free by contacting Broadridge Corporate Issuer Solutions, Inc., the information agent, depositary and paying agent for the tender offer, at 888-808-3038.

In addition to the offer to purchase, the related letter of transmittal and certain other tender offer documents, as well as the solicitation/recommendation statement, Coach, Inc. and Kate Spade & Company file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by Coach, Inc. or Kate Spade & Company at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Coach, Inc.’s and Kate Spade & Company’s filings with the SEC are also available to the public from commercial document-retrieval services and at the SEC’s website at www.sec.gov.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the federal securities laws. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. Such statements involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of Coach, Inc. and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the merger may not be timely completed, if at all; that, prior to the completion of the transaction, Kate Spade & Company’s business may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies; and other risks that are described in Coach, Inc.’s latest Annual Report on Form 10-K and its other filings with the SEC.